Exhibit 99.1

Verrica Pharmaceuticals Announces Clinical and Drug Development Leadership Changes

– Dr. Gary Goldenberg appointed Chief Medical Officer;

Dr. Brad Catalone assumes the role of Head of Drug Development –

– New leadership strengthens expertise in Clinical, Chemistry, Manufacturing, and Controls

(CMC), and Regulatory Affairs –

WEST CHESTER, Pa., July 23, 2020 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions, today announced key appointments to its drug development team.

Current Board of Directors (the “Board”) member Dr. Gary Goldenberg, a renowned thought leader in the field of dermatology, is stepping down to become Verrica’s Chief Medical Officer, effective August 1, 2020. Verrica announced separately today that Dr. Lawrence Eichenfield is joining the Board on August 1, 2020, replacing Dr. Goldenberg. In addition, Dr. Brad Catalone is being appointed to the newly created position of Head of Drug Development on that same date.

“Our new colleagues bring a wealth of expertise that strengthens our drug development team in ways that are critical for the next stage of growth,” said Ted White, Verrica’s President and Chief Executive Officer. “Dr. Goldenberg’s previous role as a member of our Board, as well his experience in academia and as a practicing dermatologist, gives him familiarity with our strategy and deep expertise to help lead our clinical programs as Chief Medical Officer. We are also excited to welcome Dr. Brad Catalone, whose CMC, regulatory affairs, and medical devices expertise will be of vital importance to Verrica in the coming months and years. Having these prominent industry leaders join Verrica at this time underscores the potential value of our pipeline and the strength of our science.”

As Chief Medical Officer, Dr. Goldenberg will oversee medical affairs and all aspects of clinical development and strategy related to Verrica’s product candidates, as well as provide scientific guidance for potential business development initiatives. He joined Verrica’s Board in May 2018. He is an Assistant Professor of Dermatology and Pathology at The Icahn Sinai School of Medicine at Mount Sinai Hospital in New York City. Prior, he was Director of Dermatopathology at University of Maryland School of Medicine. Dr. Goldenberg is board certified in dermatology and dermatopathology, and has authored more than 75 original articles, abstracts, and book chapters. Dr. Goldenberg serves on the editorial boards of multiple dermatology journals, and is a frequent contributor to national media outlets’ reporting on dermatological diseases, including CNN, Fox News, ABC, NBC, and The Wall Street Journal. Dr. Goldenberg will replace Patrick Burnett, MD, who has decided to pursue other opportunities outside of Verrica.

“I believe Verrica is on the precipice of important advancements in dermatological therapeutics,” said Dr. Goldenberg. “Having worked with the team for the past two years as a member of its Board, I am confident in the Company’s R&D approach, and look forward to advancing VP-102 through the regulatory process while exploring its potential in follow on indications where there is significant need for improved treatments of skin diseases.”

As Head of Drug Development, Dr. Brad Catalone will oversee all non-clinical aspects of drug development for Verrica’s product candidates, including CMC (“Chemistry, Manufacturing, and Controls”) and Regulatory Affairs. Prior to joining Verrica, he served as Chief Science Officer, leading Scientific and Regulatory Device Strategy for the TSO3 Corporation. In this capacity, he successfully led efforts to obtain multiple 510(k) clearances for new and expanded device claims. Previously, Dr. Catalone held multiple positions of increasing responsibility at Alcami Corporation, ultimately ascending to the role of Vice President, Laboratory Services. During his tenure, he oversaw more than 250 laboratory staff across four sites developing both small and large molecule drugs. Earlier in his career, Dr. Catalone served as Unit Head, R&D Safety Microbiology at Alcon, where he oversaw all aspects of preclinical development for the company’s pipeline. Dr. Catalone earned a Masters degree in Biology from Villanova University, obtained his Ph.D. in Microbiology and Immunology at the Penn State College of Medicine, and an MBA from Pennsylvania State University.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum. Verrica submitted an NDA for VP-102 for the treatment of molluscum in September 2019. A Complete Response Letter was received from the FDA regarding the NDA for VP-102 on July 13, 2020. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and is currently conducting a Phase 2 study of VP-102 for the treatment of external genital warts. The Company is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the Company’s expectations with regard to its interactions and communications with the FDA, including its expectation to discuss with the FDA regarding the issues raised in the CRL and the Company’s plans to address them, the potential approval of the NDA for VP-102 following resubmission, the potential benefits and potential approval and commercialization of VP-102 for the treatment of molluscum, and the Company’s plans with respect to planned clinical trials of VP-102 for common warts and VP-103 for plantar warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2019, Verrica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Luke Brown

Solebury Trout

646.378.2944

lbrown@troutgroup.com

Media:

Joshua R. Mansbach

Solebury Trout

646.378.2964

jmansbach@troutgroup.com

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